Exhibit 5.1

August 19, 2022

Board of Directors

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham, MA 01702

Re: Registration Statement/Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Arch Therapeutics, Inc. (the “Company”) in connection with the filing by the Company of that certain Registration Statement on Form S-1, (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering from time to time, of up to 212,060,900 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders, as described in the Registration Statement and the Preliminary Prospectus (defined below), of shares of Common Stock, including an aggregate of (i) 12,766,600 shares of Common Stock (the “Shares”) issued to the selling stockholders in the Company’s private placement financing that closed on July 6, 2022 (the “Financing”); (ii) up to 92,560,174 shares of Common Stock (the “Conversion Shares”) issuable to selling stockholders upon conversion of our convertible notes (the “2022 Notes”) issued in the Financing; (iii) up to 85,110,664 shares of Common Stock (the “2022 Warrant Shares”) issuable to selling stockholders upon exercise, at an exercise price of $0.0497 per share, of our Warrants (the “2022 Warrants”) issued in the Financing; (iv) up to 6,301,969 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable to the selling stockholders upon exercise, at an exercise price of $0.0503 per share, of Placement Agent Warrants issued in the Financing (the “2022 Placement Agent Warrants”); and (iv) up to 15,321,493 shares of Common Stock (the “Subordinated Conversion Shares”) issued to certain holders in a notes exchange (the “Notes Exchange”) issuable upon the conversion of the subordinated Series 3B notes (the “Subordinated Notes”) with a conversion price of $0.0497 per share.

Pursuant to Rule 416 under the Securities Act, the securities registered under the Registration Statement include such indeterminate number of additional shares of Common Stock of the Company as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions. The 2022 Warrants and Placement Agent Warrants are referred to herein as the “Warrants”, and the 2022 Warrant Shares and the Placement Agent Warrant Shares are referred to herein as the “Warrant Shares”).

The Registration Statement contains a preliminary prospectus (the “Preliminary Prospectus”) related to the resale of 212,060,900 shares of the Company’s Common Stock comprised of the Shares, the Conversion Shares, the 2022 Warrant Shares, the Placement Agent Warrant Shares, and the Subordinated Conversion Shares.

As the special Nevada counsel to the Company in connection with the proposed potential resale, and issuance and sale, as applicable, of the above-referenced Shares, Warrant Shares, Conversion Shares, and Subordinated Conversion Shares, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, Warrant Shares, Conversion Shares, and Subordinated Conversion Shares, and such documents as we have deemed necessary to render this opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in a certificate of an officer of the Company.

In connection with our opinion, we have assumed the genuineness of all signatures, the legal capacity of natural personas, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party.

We have further assumed that: (i) the Registration Statement and any amendments thereto, the Preliminary Prospectus and any prospectus supplement thereto, will comply with all applicable laws at the time the Shares, Warrant Shares, Conversion Shares, and Subordinated Conversion Shares are offered or sold as contemplated by the Registration Statement, the Preliminary Prospectus and any prospectus supplement; and (ii) the Company’s business is as set forth in the Registration Statement under the heading “Our Company.”

Based upon and subject to the foregoing, it is our opinion that:

1.	The Shares to be sold by the selling stockholders pursuant to the Registration Statement and the Preliminary Prospectus have been duly authorized and are validly issued, fully paid and non-assessable.

2.

The Warrant Shares, Conversion Shares, and Subordinated Conversion Shares to be sold by the selling stockholders pursuant to the Registration Statement and the Preliminary Prospectus have been duly authorized and when the Shares, Warrant Shares, Conversion Shares, and Subordinated Conversion Shares are issued in accordance with the terms and conditions of the respective Warrants, 2022 Notes and Subordinated Notes, as applicable (including the due payment of any exercise price therefore specified in the Warrants and conversion price therefor specified in the 2022 Notes and Subordinated Notes, as applicable), the Warrant Shares, Conversion Shares, and Subordinated Conversion Shares will be validly issued, fully paid and non-assessable, when stock certificates or book-entry positions representing the Warrant Shares, Conversion Shares, and Subordinated Conversion Shares have been duly executed, registered in the books and records of the Company and delivered, as applicable.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to the laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

This opinion is issued in the State of Nevada. By issuing this opinion, McDonald Carano LLP (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is furnished to you in connection with the above-described Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Sincerely,

McDONALD CARANO LLP